As filed with the United States Securities and Exchange Commission on September 8, 2025

Registration No. 333-289229

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aureus Greenway Holdings Inc.

(Exact name of registrant as specified in its charter)

Nevada	7997	99-0418678
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2995 Remington Boulevard

Kissimmee, Florida 34744

Tel: (407) 344 4004

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vcorp Services, LLC

701 S. Carson Street, Ste. 200

Carson City, NV 89701

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

William Rosenstadt, Esq.

Mengyi “Jason” Ye, Esq.

Ortoli Rosenstadt LLP

366 Madison Avenue, 3rd Fl.

New York, NY 10017

Tel: 212-588-0022

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the registration statement on Form S-1 (File No. 333-289229) ), originally filed on August 4, 2025 and amended on August 26, 2025 (as amended, the “Registration Statement”) is filed as an exhibits-only filing solely to provide an updated auditor consent as Exhibit 23.1. Accordingly, this amendment consists only of the facing page, this explanatory note, Item 16(a) of Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. This Amendment No. 2 does not modify any provision of the preliminary prospectus contained in Part I of to the Registration Statement. Accordingly, the preliminary prospectus has been omitted.

No additional securities are being registered under Amendment No. 2. All applicable registration fees were previously paid.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all costs and expenses, other than the estimated placement agent fees and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Securities and Exchange Commission Registration Fee	$30,309
FINRA Filing Fee	$3,088
Legal Fees and Expenses	$731,404
Accounting Fees and Expenses	$437,641
Printing Expenses	$24,341
Transfer Agent and Registrar Expenses	$3,337
Miscellaneous Expenses	$406,455
Total Expenses	$1,636,575

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our articles of incorporation provide the personal liability of our directors is eliminated to the fullest extent permitted under the NRS.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses.

Discretionary indemnification pursuant to Section 78.7502 may be made as authorized upon determination that the indemnification is proper under the circumstances. Such determination may be made by (i) the stockholders; (ii) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding; or (iii) independent legal counsel if ordered by a majority of the quorum consisting of directors who were not parties to the action, suit, or proceeding or if a quorum of directors who were not parties to the action, suit, or proceeding cannot be obtained.

Section 78.751 of the NRS requires a Nevada corporation to indemnify its officers and directors to the extent such person is successful on the merits or otherwise in defense of any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding or any claim, issue, or matter therein, including an action by or in the right of the corporation, if such person is or was serving as an officer or director of the corporation or, at the request of the corporation, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Such indemnification shall be for expenses actually and reasonably incurred by the person, including attorney’s fees, in connection with defending any such action, suit, or proceeding.

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Unless otherwise restricted by the articles of incorporation, bylaws, or an agreement made by the corporation, Section 78.751 of the NRS provides that a corporation may pay expenses as incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement, including the requirement of mandatory advance payment of expenses.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our bylaws implement the indemnification provisions permitted by Chapter 78 of the NRS by providing that we shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability, and loss reasonably incurred or suffered by them in connection with their service as an officer or director. Our bylaws require the payment of costs and expenses incurred with respect to any proceeding to which a person is made a party as a result of being a director or officer in advance of final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification. We may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since our inception, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriter was involved in these issuances of securities.

●	Aureus Greenway Holdings Inc. was incorporated on December 22, 2023. In connection with the incorporation, on January 17, 2024, we issued (i) a total of 8,160,000 shares of common stock to Ace Champion Investments Limited (as to 6,800,000 shares of common stock), and Trendy View Assets Management (as to 1,360,000 shares of common stock), for total consideration of $8,160, (ii) a total of 10,000,000 shares of our Series A Preferred Stock to Ace Champion Investments Limited (as to 5,000,000 shares of Series A Preferred Stock), Trendy View Assets Management (as to 1,000,000 shares of Series A Preferred Stock), and Chrome Fields Asset Management LLC (as to 5,000,000 shares of Series A Preferred Stock), for total consideration of $10,000, and (iii) 5,440,000 shares of common stock to Chrome Fields Asset Management LLC, in exchange for the right to receive 100 ordinary shares, par value $1.00 of Pine Ridge Group Limited. The transactions were not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(a)(2) and/or Regulation D and/or Regulation S thereof.

●	On July 25, 2024, we entered into a securities purchase agreement with an investor pursuant to which we sold, in a private placement (i) 728,988 shares of common stock or 29,156,069 pre-funded warrants in lieu thereof, each to acquire a share of common stock, (ii) 29,885,057 common warrants A, each to acquire a share of common stock, and (iii) ) 29,885,057 common warrants B, each to acquire a share of common stock and are immediately exercisable upon issuance at an exercise price of $1.00 and $1.25, respectively, subject to adjustment as set forth therein, and will expire five years from the issuance date. The purchase price was $0.87 for (i) one share of common stock (or pre-funded warrant in lieu thereof), (ii) one common warrant A, and (iii) one common warrant B, for gross proceeds of $26,000,000. The private placement offering closed on July 25, 2025.

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ITEM 16. EXHIBITS

(a)	Exhibits. The following exhibits are included herein or incorporated herein by reference:

Exhibit No.	Description
3.1*	Articles of Incorporation
3.2*	Certificate of Amendment to the Articles of Incorporation
3.3*	Certificate of Designation of Series A Preferred Stock
3.4*	Bylaws
4.1*	Form of Common Warrant A
4.2*	Form of Common Warrant B
4.3*	Form of Pre-Funded Warrant
4.4*	Form of Placement Agent Warrant
5.1*	Opinion of Ortoli Rosenstadt LLP regarding the validity of the securities being registered
10.1*	Independent Director Offer Letter between the Company and Joshua Tay
10.2*	Independent Director Offer Letter between the Company and Tang Kay Hwa
10.3*	Independent Director Offer Letter between the Company and Jasmine Geffner
10.4*	Agreement between the Company and SSS Down to Earth, LLC, dated April 1, 2019, as supplemented on December 19, 2023, and assigned on June, 14, 2024
10.5*	Securities Purchase Agreement, dated July 23 2025, among the Company an investor
10.6*	Registration Rights Agreement, dated July 23 2025, among the Company and an investor
10.7*	Placement Agency Agreement, dated July 23 2025, among the Company, Revere Securities LLC and Dominari Securities LLC
10.8*	Stock Purchase Agreement, dated July 23, 2025, among the Company, certain Sellers, and Buyers.
14.1*	Code of Ethics
14.2*	Insider Trading Policy
21.1*	List of Subsidiaries
23.1+	Consent of WWC, P.C.
23.2*	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.1)
23.3*	Consent of Frost & Sullivan
24.1*	Powers of Attorney (included in the signature page to this registration statement)
99.1*	Audit Committee Charter
99.2*	Compensation Committee Charter
99.3*	Nominating Committee Charter
99.4*	Executive Compensation Recovery Policy
107*	Filing Fee Table

+	Filed herewith
*	Previously filed

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ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, on September 8, 2025.

By:	/s/ ChiPing Cheung
ChiPing Cheung
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ ChiPing Cheung	Chief Executive Officer, President, and Director	September 8, 2025
ChiPing Cheung	(Principal Executive Officer)

/s/ Sam Wai Sing Lui	Chief Financial Officer	September 8, 2025
Sam Wai Sing Lui	(Principal Financial Officer and Principal Accounting Officer)

/s/ Stephen ChiPing Cheung	Designated Director and Chairman of the Board of Directors	September 8, 2025
Stephen ChiPing Cheung

/s/ Xinyue Jasmine Geffner	Independent Director	September 8, 2025
Xinyue Jasmine Geffner

/s/ Joshua Tay	Independent Director	September 8, 2025
Joshua Tay

/s/ Kay Hwa Tang	Independent Director	September 8, 2025
Kay Hwa Tang

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